                                                                    Exhibit 99.1


                              [COMPANY LETTERHEAD]


March 27, 2002

United States Securities and Exchange Commission
Washington, DC 20549

Re: Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

The Administrative Committee has obtained representation from Arthur Andersen LLP, dated as of March 27, 2002 that states:

"We have audited the statement of net assets available for plan benefits of the Weatherford International, Inc. Employee Stock Purchase Plan as of December 31, 2001 and the related statement of changes in net assets available for plan benefits for the year then ended and have issued our report thereon dated March 27, 2002. We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen LLP to conduct the relevant portions of the audit."

Weatherford International, Inc.
Employee Stock Purchase Plan

By:      /s/ Jon R. Nicholson
         ------------------------------------------
         Senior Vice President, Human Resources and
         Information Technology for
         Weatherford International, Inc., and
         Administrative Committee Member